AMENDMENT NO. 1 TO LEASE

This Amendment No. 1 to Lease (this "Amendment") is made as of ___the date last signed below___, by and among SLC Lake Pointe SPE LLC, a Delaware limited liability company ("Landlord"), and eHealthInsurance Services, Inc., a Delaware corporation ("Tenant")(each, a "Party"; collectively, the "Parties").

RECITALS

A. Landlord's predecessor in interest and Tenant executed that certain Office Lease dated May 7, 2012 (the "Lease"). Pursuant to the Lease, Landlord leases to Tenant that certain space (the "Premises") containing approximately 27,830 rentable square feet located on first and fourth floors of the building with address of 2875 South Decker Lake Drive, West Valley City, Utah 84119 (the "Building"), as more particularly described in the Lease. Capitalized terms used in this Amendment shall have the meanings given to them in the Lease, except as provided in this Amendment.

B. Landlord and Tenant desire to, among other things, extend the term of the Lease in accordance with the terms and conditions set forth in this Amendment.

AGREEMENT

In consideration of the mutual covenants and conditions contained herein and for other good and valuable consideration, Landlord and Tenant agree as follows:

1. **Amendment of Lease**.

A. Extension of Lease Term. The Term of the Lease shall be extended for a period of sixty-three (63) months (the "Extension Term"), commencing January 1, 2018 (the "Extension Term Commencement Date") and expiring March 31, 2023. Section 1.5 of the Lease is deleted in its entirety and replaced with the following: "1.5 "Expiration Date" means March 31, 2023, except that in the event Tenant exercises its Option to Extend, "Expiration Date" shall mean the last day of the Option Term."

B. Condition of Premises and Improvement Allowance.

(i) Tenant agrees to accept the Premises in their current "as is" condition.

(ii) As an inducement to enter into this Amendment, Landlord shall provide Tenant with an "Improvement Allowance" in the amount of Eight and 00/100 Dollars ($8.00) per rentable square foot of space in the Premises. The Improvement Allowance may be used to pay for the cost of improvements to the Premises (the "Tenant Improvements"). The scope and plans of the Tenant Improvements shall be subject to review and approval by Landlord prior to commencement of any work in accordance with Section 9.2 of the Lease (such approval not to be unreasonably delayed or withheld). The Improvement Allowance shall be paid to Tenant within thirty (30) days after all of the following requirements have been satisfied (as determined by Landlord in its reasonable business judgment): (a) Landlord has received a detailed breakdown of the cost of the Tenant Improvements, (b) if required, a certificate of occupancy has been issued by the appropriate governmental authority indicating that Tenant's construction work was performed in accordance with local and state codes and that the Premises are acceptable for occupancy, which work must be completed in accordance with the plans approved by Landlord, (c) Landlord has received an affidavit from Tenant's general contractor stating that all contractors, subcontractors, materialmen, suppliers, architects, engineers, and all other persons performing work or supplying materials and/or services on or about the Premises in connection with the Tenant Improvements have been paid in full and have waived all liens and claims arising as a result of such work, (d) Landlord has received approved notarized original lien waivers for all contractors, subcontractors, materialmen, suppliers and all other persons performing work or supplying materials on or about the Premises in connection with the Tenant Improvements, and (e) Tenant is not in arrears with regard to any Rent or other charges which may be due or owing or otherwise in default of the Lease. If Tenant has not applied to Landlord for disbursement of the entire Improvement Allowance by

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the date that is twelve (12) months after the mutual execution of this Amendment, Tenant shall be entitled to use any unused portion, at Tenant's option, either (i) to pay for the cost of furniture, fixtures and equipment to be incorporated into or used in the Premises ("FF&E"), or (ii) as a set-off against Rent owing under the Lease. Such unused portion shall be paid by Landlord to Tenant or set-off against Rent, as applicable, within thirty (30) days of Tenant's written request.

(iii) In addition to the Improvement Allowance set forth above, as an inducement to enter into this Amendment, upon mutual execution of this Amendment Landlord shall provide Tenant with a "Renewal Allowance" in an amount of Two and 00/100 Dollars ($2.00) per rentable square foot of space in the Premises to reimburse Tenant for the costs Tenant incurred in connection with this Amendment.

(iv) In the event Tenant is in default under the Lease beyond any applicable grace period and Landlord therefore terminates the Lease for such default, the unamortized portion of the Improvement Allowance and the Renewal Allowance shall be deemed sums advanced by Landlord on Tenant's behalf and such unamortized portion (in accordance with the formula set forth below) shall be due from Tenant as Additional Rent payable in a lump sum as an additional remedy of Landlord under the Lease.

Amortization Formula

U = A x (RM ÷ LM)
WHERE
U = Unamortized portion of Improvement Allowance and Renewal Allowance.
A = Amount of Improvement Allowance and Renewal Allowance plus simple interest at 12% per annum from the Extension Term Commencement Date until the date of termination.
LM = Total months during the Extension Term.
AND
RM = Remaining months to the end of the Extension Term.

C. Basic Monthly Rent. As of the Extension Term Commencement Date and continuing throughout the Extension Term, Tenant shall pay to Landlord Basic Monthly Rent in accordance with the figure corresponding to the relevant time period and appearing in the far right hand column of the following table (which table is hereby added to Section 1.2 of the Lease):

Period	Annual Basic Monthly Rent per RSF	Annual Basic Monthly Rent	Monthly Installment of Basic Monthly Rent
1/1/18 - 3/31/18	Abated*	Abated*	Abated*
4/1/18 - 12/31/18	$22.00	$612,260.00	$51,021.67
1/1/19 - 12/31/19	$22.66	$630,627.80	$52,552.32
1/1/20 - 12/31/20	$23.34	$649,546.63	$54,128.89
1/1/21 - 12/31/21	$24.04	$669,033.03	$55,752.75
1/1/22 - 12/31/22	$24.76	$689,104.02	$57,425.34
1/1/23 - 3/31/23	$25.50	$709,777.14	$59,148.10

*As reflected above, Tenant shall have no obligation to pay Basic Monthly Rent for the first three (3) full months of the Extension Term (the "Free Rent Period") resulting in an abatement of Basic Monthly Rent in the amount of $51,021.67 per each such month. If the Lease is terminated for Tenant's default during such Free Rent Period, Tenant shall not be entitled to any such rent abatement after the date of termination nor shall Tenant be entitled to assert any right to rent abatement after such termination against any sums due Landlord. The rent abatement granted under this Section is solely for the benefit of the entity executing this Amendment as Tenant and is not transferable to any assignee or subtenant. In the event of a default by Tenant under the terms of the Lease which results in early termination for such default pursuant to the provisions hereof, then as a part of the recovery to which Landlord shall be entitled shall be included a portion of such rent which was abated under the provisions of this Section, which portion shall be determined by multiplying the total amount of rent which was abated under this Section by a fraction, the numerator of which is the number of months remaining in the Extension Term

of the Lease at the time of such default and the denominator of which is the number of months during the Extension Term that Tenant is obligated to pay Basic Monthly Rent."

D. Signage Removal/Roof Repair. Tenant acknowledges that the Tenant-branded signage on the exterior of the Building must be removed to allow for repairs to the roof of the Building. Landlord shall pay for the cost of the removal and reinstallation of such sign; provided, however, if Tenant chooses to reseal and/or repaint the sign brackets to prevent corrosion, subject to Tenant's compliance with the applicable provisions of the Lease, Tenant shall be responsible for the performance and cost of such resealing and repainting. Except as set forth herein, Tenant shall retain its signage rights as set forth in the Lease.

E. Option to Extend. Section 1.1 of the Rider to Office Lease attached to the Lease is hereby deleted in its entirety and replaced with the following:

"1.1 Option. Landlord hereby grants Tenant the right to extend the Term of the Lease for one (1) additional period of five (5) years (such extended period is hereinafter referred to as the "Option Term") on the same terms and conditions contained in the Lease, except that (i) Basic Monthly Rent for the Option Term shall be as set forth hereinbelow, (ii) no additional options to extend shall apply following the expiration of the Option Term, and (iii) Landlord shall have no obligation to make any improvements to the Premises or contribute any amounts therefor during the Option Term. Written notice of Tenant's exercise of its option to extend ("Option to Extend") the Term of this Lease for the Option Term must be given to Landlord no more than twelve (12) months and no less than nine (9) months prior to the date the Term of the Lease would otherwise expire. If Tenant is in default under this Lease, Tenant shall have no Option to Extend the Term of this Lease until such default is cured within the cure period set forth in this Lease for such default, if any; provided, that the period of time within which said Option to Extend may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise said Option to Extend because of a default. In the event Tenant validly exercises its Option to Extend the Term of this Lease as herein provided, Basic Monthly Rent shall be adjusted as of the commencement date of the Option Term to be the greater of (I) ninety-five percent (95%) of the Fair Market Basic Monthly Rent (as defined in subsection (c) below and determined in accordance with the procedures set forth below) or (II) the Basic Monthly Rent paid to Landlord for the month immediately prior to the commencement of the Option Term (the "Option Term Basic Monthly Rent Formula").

(a) Not later than eight (8) months prior to the commencement of any Option Term, Landlord shall provide Tenant with Landlord's determination of the Fair Market Basic Monthly Rent for the Option Term, including periodic increases as dictated by the current market ("Landlord's Determination of Fair Market Basic Monthly Rent for Option Term"). Tenant shall provide notice to Landlord within ten (10) days after receipt of such notice from Landlord as to whether Tenant accepts Landlord's Determination of Fair Market Basic Monthly Rent for Option Term. If Tenant accepts Landlord's Determination of Fair Market Basic Monthly Rent for Option Term, such figure shall be considered as Fair Market Basic Monthly Rent for purposes of the Option Term Basic Monthly Rent Formula. If Tenant does not accept Landlord's Determination of Fair Market Basic Monthly Rent for Option Term, Landlord and Tenant shall attempt to agree upon Basic Monthly Rent for the Premises for the Option Term, such rent to be calculated in accordance with the Option Term/ROFO Basic Monthly Rent Formula and determined in accordance with the procedures set forth in this Subsection (a) and Subsection (b) below. If the Parties are unable to agree upon the Basic Monthly Rent for the Option Term by the date six (6) months prior to the commencement of the Option Term, then within ten (10) days thereafter each Party, at its own cost and by giving notice to the other Party, shall appoint a real estate appraiser with at least five (5) years full-time commercial real estate appraisal experience in the area in which the Premises are located to appraise and set Basic Monthly Rent for the Option Term in accordance with Subsection (b), below. If a Party does not appoint an appraiser within ten (10) days after the other Party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set Basic Monthly Rent for the Option Term in accordance with Subsection (b), below. If each Party shall have so appointed an appraiser, the two (2) appraisers shall meet promptly and attempt to set the Basic Monthly Rent for the Option Term in accordance with Subsection (b), below. If the two (2) appraisers are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to select a third appraiser meeting the qualifications

herein stated within ten (10) days after the last day the two (2) appraisers are given to set Basic Monthly Rent in accordance with Subsection (b), below. If the two (2) appraisers are unable to agree on the third appraiser within such ten (10) day period, either of the Parties to this Lease, by giving five (5) days' notice to the other Party, may apply to the presiding judge of the trial court in the county in which the Premises is located for the selection of a third appraiser meeting the qualifications stated in this Section. Each of the Parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser's fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either Party.

(b) If it becomes necessary to use appraisers to set Basic Monthly Rent as set forth in Subsection (a), above, Basic Monthly Rent shall be fixed by the appraisers in accordance with the following procedures: Each Party-appointed appraiser shall state, in writing, such appraiser's determination of the Fair Market Basic Monthly Rent supported by the reasons therefor and shall make counterpart copies for the other party-appointed appraiser and any neutral appraiser. The Party-appointed appraisers shall arrange for a simultaneous exchange of their proposed Fair Market Basic Monthly Rent determinations. The role of any neutral appraiser shall be to select whichever of the two (2) proposed determinations of Fair Market Basic Monthly Rent most closely approximates the neutral appraiser's own determination of Fair Market Basic Monthly Rent. The neutral appraiser shall have no right to propose a middle ground or any modification of either of the two (2) proposed determinations of Fair Market Basic Monthly Rent. The determination of Fair Market Basic Monthly Rent the neutral appraiser chooses as that most closely approximating the neutral appraiser's determination of the Fair Market Basic Monthly Rent shall constitute the decision of the appraisers, shall be final and binding upon the Parties, and shall be used to calculate Basic Monthly Rent for the Option Term in accordance with the Option Term Basic Monthly Rent Formula. The appraisers shall have no power to modify the provisions of this Lease.

(c) For purposes of this Section 1.1 and Section 5 (including all subsections), the term "Fair Market Basic Monthly Rent" shall mean the price that a ready and willing tenant would pay, as of the date such value is being determined, as a Basic Monthly Rent to a ready and willing landlord of premises comparable to the relevant portion of the Premises, in terms of size, quality and comparable term, in their then-improved state, in the Salt Lake City, Utah metropolitan area market, if such premises were exposed for lease on the open market for a reasonable period of time; including any rent increases over the Option Term. In no event shall there be deducted from such Fair Market Basic Monthly Rent the value of any concessions, including without limitation, tenant improvement allowances, commission and/or "down time, if any, then being granted by Landlord or by the landlords of such similar projects unless such lease concessions are then being offered in connection with lease extensions, renewals or expansions, as applicable"

(d) Any neutral appraiser's decision shall be made not later than thirty (30) days after the submission by the appraisers of their proposals with respect to the Fair Market Basic Monthly Rent. The Parties have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the neutral appraiser may for good cause allow reasonable extensions or delays, which shall not affect the validity of the award. Absent fraud, collusion or willful misconduct by the neutral appraiser, the award shall be final, and judgment may be entered in any court having jurisdiction thereof. The Option to Extend the Lease hereby granted is personal to the entity executing this Lease as tenant and is not transferable."

F. Right of First Offer. Section 5 of the Rider to Office Lease attached to the Lease is hereby deleted in its entirety and replaced with the following:

"5. Right of First Offer. During the Term, following written notice from Tenant to Landlord that Tenant needs additional space, which notice may be given at any time or from time to time, and provided that (a) the Lease is in full force and effect, (b) Tenant is not in default under the Lease beyond the expiration of any applicable notice and cure period given to Tenant in this Lease, (c) no circumstance or event exists which, with the passage of time or the giving of notice or both, would constitute such a default, (d) Tenant has not assigned the Lease or subleased more than fifty percent (50%) of the Premises under any then-existing sublease, and (e) on Landlord's request, if Tenant's financial

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statements are not then available online, Tenant provides to Landlord current financial statements for Tenant, prepared in accordance with generally accepted accounting principles consistently applied and certified by Tenant to be true and correct, demonstrating sufficient Tenant financial strength for additional space under the Lease, Landlord shall give Tenant written notice of any space on floors three (3) or five (5) of the Building that is available for lease to third parties (the "ROFO Space"). (For purposes of this Paragraph, any space covered by a renewal or extension option in any tenant's lease existing as of the date of the Lease, or any renewal or extension option given by Landlord to any then-existing tenant for its then-existing space, shall not be "available for lease" until after each such option or the rights created by such option have expired.) If Tenant gives Landlord formal written notice of Tenant's interest in leasing the ROFO Space (the "Formal ROFO Notice") within ten (10) calendar days after notification by Landlord of the availability of the ROFO Space (the "ROFO Notice Window), Landlord and Tenant shall enter into a new lease (or an amendment to the Lease) covering the ROFO Space in its "as is" condition, which, unless otherwise agreed by Landlord and Tenant, shall (a) have a term that is coterminous with the Lease, (b) provide for Basic Monthly Rent for the ROFO Space at a rate that is the greater of (I) ninety-five percent (95%) of the Fair Market Basic Monthly Rent for such ROFO Space (as defined in subsection (c) of Section 1.1 of the Rider to Office Lease and determined in accordance with the procedures set forth below) or (II) the same rate, on a per rentable square foot basis, as is payable for the Premises originally covered by the Lease during the period concerned (the "ROFO Space Basic Monthly Rent Formula"); and (c) provide for a tenant improvement allowance for the ROFO Space equal to $8 for each rentable square foot of such ROFO Space (the "ROFO Improvement Allowance"); provided, however, that unless Tenant has given Formal ROFO Notice for more than 5000 rentable square feet of ROFO Space both within the ROFO Notice Window and during the period between July 15, 2020 and March 31, 2023, the tenant improvement allowance for the ROFO Space shall be determined by multiplying the ROFO Improvement Allowance by a fraction, the numerator of which is the number of full calendar months left in the remaining term of the Lease as of the commencement date for the ROFO Space, and the denominator of which is sixty (60). If Tenant exercises its rights under this Section 5 by giving Formal ROFO Notice during the relevant ROFO Notice Window, neither Landlord nor Tenant shall condition entry of a new lease for such ROFO Space (or amendment to the existing Lease adding such ROFO Space to the Lease) on any additional, modified or different terms and conditions than are stated in the Lease (as modified by this Amendment One). If Tenant exercises its rights to lease more than 5000 rentable square feet of ROFO Space under this Section 5 by giving Formal ROFO Notice for such space both within the ROFO Notice Window and during the period between July 15, 2020 and March 31, 2023 , Tenant shall be obligated to timely exercise Tenant's Option to Extend as set forth in Section 1.1 of this Rider to Office Lease unless: (a) Tenant has already done so, (b) Landlord conditions entry of a new lease for such ROFO Space (or amendment to the existing Lease adding such ROFO Space to the Lease) on any additional, modified or different terms and conditions than are stated in the Lease (as modified by this Amendment One) or (c) Landlord and Tenant otherwise agree. For avoidance of doubt: (a) Determination of rent and terms for the leasing of ROFO Space under this Section 5 and determination of rent and terms in connection with any Tenant exercise of its Option to Extend under Section 1.1 are separate processes, and the occurrence of one shall not prevent the occurrence of the other; (b) Tenant shall not be obligated to exercise its Option to Extend as set forth in Section 1.1 unless Tenant exercises its ROFO rights under this Section 5 by giving Formal ROFO Notice both within the relevant ROFO Notice Window and between July 15, 2020 and March 31, 2023 and Landlord does not condition entry of a new lease for such ROFO Space (or amendment to the existing Lease adding such ROFO Space to the Lease) on any additional, modified or different terms and conditions than are stated in the Lease (as modified by this Amendment One); (c) Tenant's exercise of its rights under this Section 5 and determination of rent and terms for ROFO Space shall not affect the rent or terms applicable to any part of the Premises other than the ROFO Space; and (d) Tenant may elect not to issue Formal ROFO Notice during the ROFO Notice Window and instead request negotiations for ROFO Space outside the scope of this Section 5, in which case Tenant shall not be obligated to exercise Tenant's Option to Extend and Landlord may but shall not be obligated to enter such negotiations. The commencement date for the ROFO Space shall be the later of the date upon which Landlord makes such ROFO Space available to Tenant or a date selected by Tenant no more than sixty (60) days after Landlord makes such ROFO Space available to Tenant (unless Landlord and Tenant otherwise agree). If within the ROFO

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Notice Window, Tenant either delivers written notice to Landlord that Tenant elects not to lease the ROFO Space, delivers written notice to Landlord requesting negotiations on the ROFO Space outside the scope of this Section 5, or fails to deliver any written response to Landlord, then such right of first offer with respect to such ROFO Space shall terminate and be of no further force or effect. If Tenant fails to lease any space of which Landlord gives Tenant notice pursuant to the foregoing provisions of this Paragraph, the foregoing right shall not again apply to such space.

(a) Not later than ten (10) days of receiving Formal ROFO Notice during the ROFO Notice Window of Tenant's interest in leasing the ROFO Space, Landlord shall provide Tenant with Landlord's determination of the Fair Market Basic Monthly Rent for the ROFO Space, including periodic increases as dictated by the current market ("Landlord's Determination of Fair Market Basic Monthly Rent for ROFO Space"). Tenant shall provide notice to Landlord within ten (10) days after receipt of such notice from Landlord as to whether Tenant accepts Landlord's Determination of Fair Market Basic Monthly Rent for ROFO Space. If Tenant accepts Landlord's Determination of Fair Market Basic Monthly Rent for ROFO Space, such figure shall be considered as Fair Market Basic Monthly Rent for purposes of the ROFO Space Basic Monthly Rent Formula. If Tenant does not accept Landlord's Determination of Fair Market Basic Monthly Rent for ROFO Space, Landlord and Tenant shall attempt to agree upon Basic Monthly Rent for the ROFO Space, such rent to be calculated in accordance with the ROFO Space Basic Monthly Rent Formula and determined in accordance with the procedures set forth in this Subsection (a) and Subsection (b) below. If the Parties are unable to agree upon the Basic Monthly Rent for the ROFO Space by the date thirty (30) days after Tenant has rejected Landlord's Determination of Fair Market Basic Monthly Rent for ROFO Space, then within ten (10) days thereafter each Party, at its own cost and by giving notice to the other Party, shall appoint a real estate appraiser with at least five (5) years full-time commercial real estate appraisal experience in the area in which the Premises are located to appraise and set Basic Monthly Rent for the ROFO Space in accordance with Subsection (b), below. If a Party does not appoint an appraiser within ten (10) calendar days after the other Party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set Basic Monthly Rent for the ROFO Space in accordance with Subsection (b), below. If each Party shall have so appointed an appraiser, the two (2) appraisers shall meet promptly and attempt to set the Basic Monthly Rent for the ROFO Space in accordance with Subsection (b), below. If the two (2) appraisers are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to select a third appraiser meeting the qualifications herein stated within ten (10) days after the last day the two (2) appraisers are given to set Basic Monthly Rent for the ROFO Space in accordance with Subsection (b), below. If the two (2) appraisers are unable to agree on the third appraiser within such ten (10) day period, either of the Parties to this Lease, by giving five (5) days' notice to the other Party, may apply to the presiding judge of the trial court in the county in which the Premises is located for the selection of a third appraiser meeting the qualifications stated in this Section. Each of the Parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser's fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either Party.

(b) If it becomes necessary to use appraisers to set Basic Monthly Rent for ROFO Space as set forth in Subsection (a), above, Basic Monthly Rent for ROFO Space shall be fixed by the appraisers in accordance with the following procedures: Each Party-appointed appraiser shall state, in writing, such appraiser's determination of the Fair Market Basic Monthly Rent for the ROFO Space supported by the reasons therefor and shall make counterpart copies for the other party-appointed appraiser and any neutral appraiser. The Party-appointed appraisers shall arrange for a simultaneous exchange of their proposed Fair Market Basic Monthly Rent for ROFO Space determinations. The role of any neutral appraiser shall be to select whichever of the two (2) proposed determinations of Fair Market Basic Monthly Rent for ROFO Space most closely approximates the neutral appraiser's own determination of Fair Market Basic Monthly Rent for ROFO Space. The neutral appraiser shall have no right to propose a middle ground or any modification of either of the two (2) proposed determinations of Fair Market Basic Monthly Rent for ROFO Space. The determination of Fair Market Basic Monthly Rent for ROFO Space the neutral appraiser chooses as that most closely approximating the neutral appraiser's determination of the Fair Market Basic Monthly Rent for ROFO Space shall constitute the decision of the appraisers, shall be final and binding upon the Parties, and shall be used to calculate Basic Monthly Rent for the ROFO Space in accordance with the ROFO Space Basic Monthly Rent Formula. The appraisers shall have no power to modify the provisions of this Lease.

(c) Any neutral appraiser's decision shall be made not later than thirty (30) days after the submission by the appraisers of their proposals with respect to the Fair Market Basic Monthly Rent for ROFO Space. The parties have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the neutral appraiser may for good cause allow reasonable extensions or delays, which shall not affect the validity of the award. Absent fraud, collusion or willful misconduct by the neutral appraiser, the award shall be final, and judgment may be entered in any court having jurisdiction thereof."

G. Holdover. In the event Tenant remains in possession of the Premises after the expiration of the Term with or without Landlord's consent, Tenant shall pay to Landlord a rental (and not as a penalty) for the period Tenant remains in such possession in the amount of one hundred twenty-five percent (125%) of the Basic Monthly Rent paid by Tenant to Landlord for the last month of the Term, plus all other charges payable under this Lease. All provisions of Section 17.2 of the Lease shall remain in full force and effect except as expressly modified by this Section 1.G (Holdover). For avoidance of doubt: (i) If Tenant remains in possession of the Premises after the expiration of the Term or sooner termination of this Lease without Landlord's consent, such occupancy shall constitute an unlawful detainer of the Premises, and (ii) If Tenant remains in possession of the Premises after the expiration of the Term or sooner termination of this Lease with Landlord's consent, such occupancy shall be a tenancy from month-to-month on all of the terms of this Lease applicable to a month-to-month tenancy.

H. Access. Subject to the applicable provisions of the Lease, throughout the Extension Term Tenant shall have access to the Premises and the Building parking areas twenty-four (24) hours per day, seven (7) days per week.

I. Parking. Throughout the Extension Term, Tenant shall continue to have its parking rights as set forth in the Lease.

J. Security Deposit. Throughout the Extension Term, Landlord shall continue to hold Tenant's Security Deposit pursuant to the applicable provisions of the Lease.

K. Base Year. As of the Extension Term Commencement Date, Tenant's Base Year for purposes of calculating Tenant's Share of Operating Expenses shall be reset to 2018. As of the Extension Term Commencement Date: (i) Section 1.1 of the Lease is hereby deleted in its entirety and replaced with the following: "1.1. "Base Year Operating Expenses" means the Operating Expenses (as defined in Paragraph 5.1.2) that are actually incurred in calendar year 2018; and (ii) Section 3.1(a) of the Rider to Office Lease attached to the Lease is hereby deleted in its entirety and replaced with the following: "Base Year" means calendar year 2018."

L. Real Estate Brokers. Newmark Cornish & Carey is the sole and exclusive broker for Tenant. Upon execution of this Amendment, a commission will be paid by Landlord to Newmark Cornish & Carey equal to five percent (5%) of the Basic Monthly Rent obligation over the Extension Term of the Lease.

M. Fire/Life Safety Requirements. Landlord shall be responsible for ensuring the common areas of the Building and initial construction of the Premises comply with fire/life safety requirements as required by applicable law. Landlord shall also be responsible for removal of barriers in the common areas of the Building to the extent Landlord or an appropriate governmental authority determines that such removal is required pursuant to Title III of Americans with Disabilities Act of 1990 ("ADA").

2. **Tenant Representations**. Tenant represents and warrants that:

A. Due Authorization. Tenant has full power and authority to enter into this Amendment without the consent of any other person or entity;

B. No Assignment. Tenant has not assigned the Lease, or sublet the Premises;

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C. No Default. Tenant is not in default of the Lease and Tenant acknowledges that Landlord is not in default of the Lease;

D. Binding Effect. The Lease is binding on Tenant and is in full force and effect, and Tenant has no defenses to the enforcement of the Lease; and

E. Real Estate Brokers. Except for Newmark Cornish & Carey and its affiliates ("Tenant's Broker"), there is no real estate broker or agent who is or may be entitled to any commission or finder's fee in connection with the representation of Tenant in this Amendment and Tenant shall defend, indemnify and hold Landlord harmless from and against any and all third-party claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses ("Claims") (including without limitation, attorneys' fees and costs incurred by Tenant defending or settling such Claims) with respect to any leasing commission or equivalent compensation alleged to be owing on account of such Tenant's discussions, negotiations and/or dealings with any real estate broker or agent other than Tenant's Broker in connection with this Amendment.

3. **Landlord Representations**. Landlord represents and warrants that:

A. Due Authorization. Landlord has full power and authority to enter into this Amendment without the consent of any other person or entity;

B. No Default. Landlord is not in default of the Lease and Landlord acknowledges that Tenant is not in default of the Lease; and

C. Binding Effect. The Lease is binding on Landlord and is in full force and effect, and Landlord has no defenses to the enforcement of the Lease.

4. **General Provisions**

A. Attorneys' Fees. If a suit or an action is instituted in connection with any dispute arising out of this Amendment or the Lease or to enforce any rights hereunder or thereunder, the prevailing party shall be entitled to recover such amount as the court may adjudge reasonable as attorneys' and paralegals' fees incurred in connection with the preparation for and the participation in any legal proceedings (including, without limitation, any arbitration proceedings or court proceedings, whether at trial or on any appeal or review), in addition to all other costs or damages allowed.

B. Counterparts; Facsimile and Scanned Email Signatures. This Amendment may be executed in counterparts and when each party has signed and delivered at least one such executed counterpart to the other party, then each such counterpart shall be deemed an original, and, when taken together with the other signed counterpart, shall constitute one agreement which shall be binding upon and effective as to all signatory parties. Facsimile and scanned e-mail signatures shall operate as originals for all purposes under this Amendment.

C. Effect of Amendment. The Lease is unmodified except as expressly set forth in this Amendment. Except for the modifications to the Lease set forth in this Amendment, the Lease remains in full force and effect. To the extent any provision of the Lease conflicts with or is in any way inconsistent with this Amendment, the Lease is deemed to conform to the terms and provisions of this Amendment.

D. Binding Effect. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No amendment, modification or supplement to this Amendment shall be binding upon the parties unless in writing and executed by Landlord and Tenant.

E. Integration. This Amendment contains the entire agreement and understanding of the parties with respect to the matters described herein, and supersedes all prior and contemporaneous agreements between them with respect to such matters.

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F. Submission of Amendment. The submission of this Amendment for examination and negotiation does not constitute an offer to execute this Amendment by Landlord. This Amendment shall become effective and binding only upon execution and delivery hereof by Landlord and Tenant. No act or omission of any officer, employee or agent of Landlord or Tenant shall alter, change or modify any of the provisions hereof.

[Signatures on following page.]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

TENANT:

EHEALTHINSURANCE SERVICES, INC.,
a Delaware corporation

By: ________________________
Name: David K. Francis
Title: COO / CFO
Date: 8/17/2017

LANDLORD:

SLC LAKE POINTE EQUITIES LLC,
a Delaware limited liability company

By: SLC Lake Pointe SPE LLC,
a Delaware limited liability company, its Sole Member

By: SLC Lake Pointe Holdings LLC,
a Delaware limited liability company, its Managing Member

By: ________________________
Matthew J. Felton, Managing Member

Dated: 8/15/17

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